Exhibit 10.25

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Royalty Purchase Agreement

By and Between

Ultragenyx Pharmaceutical Inc.

and

RPI Finance Trust

Dated as of December 17, 2019

Page

Article 1 DEFINED TERMS AND RULES OF CONSTRUCTION	1
Section 1.1	Definitions1
Section 1.2	Certain Interpretations7
Section 1.3	Headings8
Article 2 PURCHASE, SALE AND ASSIGNMENT OF THE ROYALTY	8
Section 2.1	Closing8
Section 2.2	No Assumed Obligations, Etc8
Section 2.3	True Sale8
Article 3 CLOSING	9
Section 3.1	Closings; Payment of Purchase Price.9
Section 3.2	Closing Certificates9
Section 3.3	Bill of Sale9
Section 3.4	Licensee Instruction10
Section 3.5	Licensee Consent10
Section 3.6	Legal Opinion10
Section 3.7	Form W-910
Section 3.8	Form W-8BEN10
Section 3.9	Data Room10
Article 4 REPRESENTATIONS AND WARRANTIES	10
Section 4.1	Seller’s Representations and Warranties10
Section 4.2	The Buyer’s Representations and Warranties17
Section 4.3	No Implied Representations and Warranties18
Article 5 CONDITIONS TO CLOSING	18
Section 5.1	Conditions to the Buyer’s Obligations18
Section 5.2	Conditions to the Seller’s Obligations19
Article 6 COVENANTS	20
Section 6.1	Disclosures20
Section 6.2	Payments Received In Error; Interest20
Section 6.3	Royalty Reduction21
Section 6.4	Royalty Reports; Notices and Other Information from the Licensee21

-i-

(continued)

Page

Section 6.5	Notices and Other Information to the Licensee21
Section 6.6	Inspections and Audits of Licensee21
Section 6.7	Amendment or Assignment of License Agreement22
Section 6.8	Maintenance of License Agreement22
Section 6.9	Enforcement of License Agreement23
Section 6.10	Termination of License Agreement23
Section 6.11	Preservation of Rights24
Section 6.12	Enforcement; Defense; Prosecution and Maintenance24
Section 6.13	Efforts to Consummate Transactions25
Section 6.14	Further Assurances25
Section 6.15	Tax Matters26
Article 7 CONFIDENTIALITY	26
Section 7.1	Confidentiality26
Section 7.2	Authorized Disclosure27
Article 8 INDEMNIFICATION	28
Section 8.1	General Indemnity28
Section 8.2	Notice of Claims28
Section 8.3	Limitations on Liability29
Section 8.4	Third Party Claims29
Section 8.5	Exclusive Remedy30
Article 9 TERMINATION	30
Section 9.1	Grounds for Termination30
Section 9.2	Automatic Termination30
Section 9.3	Survival31
Article 10 MISCELLANEOUS	31
Section 10.1	Notices31
Section 10.2	Expenses32
Section 10.3	Assignment32
Section 10.4	Amendment and Waiver32
Section 10.5	Entire Agreement33

-ii-

(continued)

Page

Section 10.6	No Third Party Beneficiaries33
Section 10.7	Governing Law33
Section 10.8	JURISDICTION; VENUE33
Section 10.9	Severability34
Section 10.10	Specific Performance34
Section 10.11	Trustee Capacity of Wilmington Trust Company34
Section 10.12	Counterparts34

Index of Exhibits

Exhibit A:Seller’s Wire Transfer Instructions

Exhibit B:Form of Bill of Sale

Exhibit C:Form of Licensee Instruction Letter

Exhibit D:Form of Licensee Consent

Exhibit E:License Agreement

-iii-

ROYALTY PURCHASE AGREEMENT

This ROYALTY PURCHASE AGREEMENT, dated as of December 17, 2019 (this “Agreement”), is made and entered into by and between Ultragenyx Pharmaceutical Inc., a Delaware corporation (the “Seller”), on the one hand, and RPI Finance Trust, a Delaware statutory trust (the “Buyer”), on the other hand.

W I T N E S S E T H:

WHEREAS, pursuant to the License Agreement, the Seller and Licensee granted to each other certain licenses and other rights and Licensee retained the exclusive right to (among other activities) sell the Licensed Product in the European Territory, and Licensee, in partial consideration thereof, agreed to pay the Royalty and other payments to the Seller; and

WHEREAS, the Buyer desires to purchase the Royalty from the Seller, and the Seller desires to sell the Royalty to the Buyer.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

Article 1
DEFINED TERMS AND RULES OF CONSTRUCTION

Definitions

.  As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to the term Affiliate in Section 1.1.1 of the License Agreement.

“Agreement” is defined in the preamble.

“Amendment No. 3” means that certain Amendment No. 3 to the Collaboration and License Agreement by and between the Seller and Licensee, dated as of September 29, 2017.

“Applicable Patents” is defined in Section 6.12(c).

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

“Bill of Sale” is defined in Section 3.3.

ACTIVE/101564549.26

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Closing Certificate” is defined in Section 3.2(b).

“Buyer Indemnified Parties” is defined in Section 8.1(a).

“Closing” is defined in Section 3.1.

“Closing Date” means the date on which the Closing occurs.

“Data Room” is defined in Section 3.9.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Distribution Agreement” means that certain License and Distribution Agreement by and between [***] and Seller, dated as of May 22, 2017.

“Drug Substance” shall have the meaning ascribed to the term Drug Substance in Section 1.1.15 of the License Agreement.

“European Territory” shall have the meaning ascribed to the term European Territory in Section 1.1.18 of the License Agreement and for purposes of this Agreement and the License Agreement shall: (i) include the United Kingdom and Switzerland and (ii) exclude the Republic of Turkey.

“Field” shall have the meaning ascribed to the term Field in Section 1.1.22 of the License Agreement.

“Governmental Entity” means any:  (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (iv) multi-national organization or body; or (v) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“In-Licenses” shall have the meaning ascribed to the term In-Licenses in Section 1.1.36 of the License Agreement.

“Indemnified Party” is defined in Section 8.2.

“Indemnifying Party” is defined in Section 8.2.

“Joint Invention” shall have the meaning ascribed to the term Joint Invention in Section 1.1.37 of the License Agreement.

“Joint Invention Patents” means all Patent Rights claiming or covering any Joint Inventions.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“KHK Inventions” shall have the meaning ascribed to the term KHK Inventions in Section 1.1.39 of the License Agreement.

“KHK Know-How” shall have the meaning ascribed to the term Licensed Know-How in Section 1.1.46 of the License Agreement.

“KHK Invention Patents” means all Patent Rights claiming or covering any KHK Inventions.

“KHK Patent Rights” shall have the meaning ascribed to the term Licensed Patent Rights in Section 1.1.47 of the License Agreement.

“Knowledge of the Seller” means the actual knowledge of the individuals listed on Schedule 1.1 of the Disclosure Schedule, after due inquiry.

“License Agreement” means that certain Collaboration and License Agreement, dated as of August 29, 2013, by and between the Seller and Licensee, as amended by that certain Amendment No. 1, dated as of August 24, 2015, that certain Amendment No. 2, dated as of November 28, 2016, Amendment No. 3, that certain Amendment No. 4, dated as of January 29, 2018, that certain Amendment No. 5, dated as of April 30, 2018, that certain Amendment No. 6, dated as of February 1, 2019, that certain Amendment No. 7, dated as of December 5, 2018, and that certain Amendment No. 8, dated as of July 4, 2019.

“Licensed KHK IP” means the KHK Patent Rights, the KHK Know-How, the KHK Inventions and Licensee’s interest in the Joint Inventions.

“Licensed UGNX IP” means the UGNX Inventions and the Seller’s interest in the Joint Inventions.

“Licensed IP” means, collectively, the Licensed KHK IP and the Licensed UGNX IP.

“Licensed Patents” is defined in Section 4.1(k)(i).

“Licensed Product” shall have the meaning ascribed to the term Licensed Product in Section 1.1.48 of the License Agreement.

“Licensee” means Kyowa Kirin Co. Ltd. (formerly, Kyowa Hakko Kirin Co., Ltd.) and any successor thereof, as permitted pursuant to the terms of this Agreement and the License Agreement.

“Licensee Consent” is defined in Section 3.5.

“Licensee Instruction Letter” is defined in Section 3.4.

“Lien” means any mortgage, lien, pledge, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any provision of this Agreement, (ii) a material adverse effect on the ability of the Seller to perform any of its obligations hereunder, (iii) a material adverse effect on the rights or remedies of the Buyer hereunder, (iv) a material adverse effect on the rights of the Seller under the License Agreement related to the Royalty or the European Territory or (v) an adverse effect on the timing, amount or duration of the payments to be made to the Buyer in respect of any portion of the Royalty or the right of the Buyer to receive such payments in any material respect (but excluding in each case any event, circumstance or change based on market conditions generally applicable to the industry in which the Seller operates or in any specific jurisdiction or geographical area, such as drug reimbursement rates or the commercial launch of a potentially competitive product).

“Mutually Agreed” means:

(a)for matters: (x) solely related to the Royalty or the European Territory, or (y) that would reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect, the Seller shall take (or refrain from taking) such reasonable actions in respect of each such matter as are reasonably requested by the Buyer;

(b)except with respect to matters related to routine intellectual property maintenance and prosecution, for matters under the License Agreement that: (x) do not relate to the Royalty or the European Territory and (y) would not reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect, the Seller shall have the right (subject to providing written notice to the Buyer) to take (or refrain from taking) such actions in respect of each such matter as the Seller, acting reasonably, deems appropriate; or

(c)except with respect to matters related to routine intellectual property maintenance and prosecution, for matters (x) involving a UGNX Invention Patent in the European Territory or a Joint Invention Patent (but subject to the extent of the Seller’s rights under Section 10.2.1 of the License Agreement) in the European Territory, including patent term restoration, extension or adjustment, supplementary protection certificates and the like or any other similar foreign equivalent, or (y) all other matters under the License Agreement that (i) do not meet the criteria set forth in clauses (a) or (b) above), and (ii) would not reasonably be expected (with or without the giving of notice or the passage of time, or both) to result in a Material Adverse Effect, the Seller shall take (or refrain from taking) actions in respect of each such matter as the Seller and the Buyer, each acting reasonably, mutually agree.

“Net Sales” shall have the meaning ascribed to the term Net Sales in Section 1.1.54 of the License Agreement.

“Opinion” is defined in Section 3.6.

“Patent Rights” shall have the meaning ascribed to the term Patent Rights in Section 1.1.58 of the License Agreement

“Permitted Liens” means any (i) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (ii) statutory liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith (iii) any liens in favor of, or granted to, Licensee pursuant to the License Agreement, (iv) any liens created, permitted or required by the Transaction Documents in favor of Buyer or its Affiliates, (v) Liens related to “march in” rights of the United States government under 35 U.S.C. §§ 200 – 212, and implementing regulations, and (iv) other liens and encumbrances not incurred in connection with the borrowing of money that do not materially and adversely affect the use or value of the affected assets provided that, in each case, such liens are automatically released upon the sale or other transfer of the affected assets (it being understood that any obligations secured by such “Permitted Liens” shall remain the obligations of the Seller).

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Pharmacovigilance Agreement” means that certain Pharmacovigilance Agreement by and between [***] and Seller, dated as of December 20, 2017.

“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.

“Proceeds” means any amounts actually recovered by the Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the License Agreement related to or involving the Royalty.

“Purchase Price” means $320,000,000.

“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.

“Royalty” means, on any date prior to the occurrence of the earlier of (a) the date on which aggregate payments of the Royalty owed to the Buyer equal the Royalty Cap or (b) the date of the last Royalty payment under the License Agreement, (i) all payments owed to Seller under Section 7.2.1 of the License Agreement with respect to Net Sales of a Licensed Product in the European Territory from and after January 1, 2020, (ii) any payments to the Seller under the License Agreement in lieu of such payments of the foregoing clause (i), (iii) any payments to the Seller under Section 10.5.3(ii) of the License Agreement relating to a claim for Competing Product Infringement (as defined in the License Agreement) in the European Territory that occurred from and after January 1, 2020, (iv) any payments to the Seller under Section 15.5(c), (f) or (h) of the License Agreement with respect to the European Territory, and (v) any interest payments to the Seller under Section 7.4 of the License Agreement assessed on any payments described in the foregoing clauses (i), (ii), (iii) or (iv).

Notwithstanding the foregoing and for the avoidance of doubt, the term “Royalty” shall exclude: (i) any payments under Article 7 of the License Agreement, except those payments arising pursuant to Sections 7.2.1 and 7.4 described above, (ii) any damages or royalties payable to a Third Party under Section 10.6.3 of the License Agreement, (iii) reimbursements to Seller for costs and expenses incurred in connection with the preparation, filing, prosecution and maintenance of patent applications and patents in the KHK Patent Rights under Section 10.1.1 or the Joint Inventions under Section 10.2.1 of the License Agreement or litigation costs under Sections 10.5.3 or 10.6.1 of the License Agreement; (iv) any profit sharing payments and related cost reimbursements to Seller under Sections 7.1 and 7.2.2. of the License Agreement, or any milestone payments or upfront payments payable to Seller, if any, under Article 7 of the License Agreement, and (v) any indemnity payments to Seller and its Affiliates under Section 14.2 of the License Agreement that are not in respect of the Royalty.

“Royalty Cap” means either (a) if the aggregate payments of the Royalty in respect of Net Sales of Licensed Products made on or before December 31, 2030 and any other payments accrued prior to December 31, 2030 pursuant to clauses (ii) through (v) of the definition of “Royalty” are equal or greater than, in the aggregate, $608,000,000, then $608,000,000, or (b) if the payments of the Royalty in respect of Net Sales of Licensed Products made on or before December 31, 2030 actually received by the Buyer and any other payments actually received by the Buyer prior to December 31, 2030 pursuant to clauses (ii) through (v) of the definition of “Royalty” are, in the aggregate, less than $608,000,000, then $800,000,000.

“Royalty Reduction” is defined in Section 4.1(i)(xii).

“Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Section 7.2.4 of the License Agreement redacted to remove all information with respect to Licensed Products outside the European Territory.

“Royalty Termination Date” means the earlier of (a) the date on which aggregate payments of the Royalty actually received by the Buyer equal the Royalty Cap or (b) the date of the last Royalty payment under the License Agreement.

“Seller” is defined in the preamble.

“Seller Closing Certificate” is defined in Section 3.2(a).

“Seller Indemnified Parties” is defined in Section 8.1(b).

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Third Party” shall have the meaning ascribed to the term Third Party in Section 1.1.77 of the License Agreement.

“Transaction Documents” means this Agreement, the Bill of Sale, the Disclosure Schedule, the Licensee Instruction Letter, and the Licensee Consent.

“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time.

“UGNX Inventions” shall have the meaning ascribed to the term UGNX Inventions in Section 1.1.80 of the License Agreement.

“UGNX Invention Patents” means all Patent Rights claiming or covering any UGNX Inventions.

Certain Interpretations

.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)references to a Person are also to its permitted successors and assigns;

(e)definitions are applicable to the singular as well as the plural forms of such terms;

(f)unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Headings

.  The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Article 2
PURCHASE, SALE AND ASSIGNMENT OF THE ROYALTY

Closing

; Purchase Price.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens, all of the Seller’s right, title and interest in and to the Royalty.

The purchase price to be paid to the Seller for the sale, transfer, assignment and conveyance of the Seller’s right, title and interest in and to the Royalty to the Buyer is the Purchase Price, by wire transfer of immediately available funds to one or more accounts specified by the Seller on Exhibit A.

No Assumed Obligations, Etc

.  Notwithstanding any provision in this Agreement to the contrary, the Buyer is purchasing, acquiring and accepting only the Royalty, and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement or otherwise.  Except as specifically set forth herein in respect of the Royalty purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Seller under the License Agreement or any other assets of the Seller.

True Sale

.  It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement constitute a sale of the Royalty from the Seller to the Buyer and not a financing transaction, borrowing or loan. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Royalty as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the debtor and the Buyer as the secured party in respect of the Royalty.  Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, as security for the obligations of the Seller hereunder, a first priority security interest in and to all right, title and interest of the Seller, in, to and under the Royalty and any “proceeds” (as such term is defined in the UCC) thereof, and the Seller does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) as are necessary to perfect such security interest.

Article 3
CLOSING

Closings; Payment of Purchase Price.

(a)Closing.  The purchase and sale of the Royalty shall take place on the date hereof, subject to the conditions set forth in Article 5 being satisfied, or at such other place, time and date as the parties hereto may mutually agree (the “Closing”).  At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Purchase Price to the Seller by wire transfer of immediately available funds to one or more accounts specified by the Seller on Exhibit A.

Closing Certificates

.

(a)Seller’s Closing Certificate.  At the Closing, the Seller shall deliver to the Buyer a certificate of the Secretary of the Seller, dated as of the Closing Date, certifying (i) as to the incumbency of the officer of the Seller executing this Agreement, (ii) as to the attached copies of Seller’s certificate of incorporation, bylaws and resolutions adopted by the Seller’s board of directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby and (iii) that the conditions set forth in Section 5.1(a), Section 5.1(b) and Section 5.1(c) have been satisfied (the “Seller Closing Certificate”).

(b)Buyer’s Closing Certificate.  At the Closing, RP Management LLC, as administrator of the Buyer, shall deliver to the Seller a certificate of an authorized person thereof, certifying that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied (the “Buyer Closing Certificate”).

(c)Buyer’s Incumbency Certificate. At the Closing, the Buyer shall deliver to the Seller a certificate of an authorized person of the owner trustee of the Buyer certifying as to the incumbency of the officers executing this Agreement on behalf of Buyer (the “Buyer Incumbency Certificate”).

Bill of Sale

.  At the Closing, upon confirmation of the receipt of the Purchase Price, the Seller shall deliver to the Buyer a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Royalty, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”).

Licensee Instruction

.  At the Closing, the Seller shall deliver to the Buyer an instruction letter, in substantially the form attached hereto as Exhibit C (the “Licensee Instruction Letter”), duly executed by the Seller, instructing Licensee to pay the Royalty to the account specified by the Buyer, which shall be delivered to the Licensee following the Closing.

Licensee Consent

.  At Closing, the Seller shall deliver to the Buyer a consent letter, in substantially the form attached hereto as Exhibit D (the “Licensee Consent”), duly executed by the Seller and Licensee to be acknowledged by the Buyer, pursuant to which

Licensee (i) agrees that Seller may provide to the Buyer following the Closing copies of all Royalty Reports and all other notices, correspondence and confidential information relating to the Royalty or to the Licensed Products in the European Territory that are delivered by Licensee to the Seller pursuant to the terms of, or in respect of, the License Agreement, and (ii) agrees to pay the Royalty directly to the account in accordance with the Licensee Instruction Letter to be delivered to Licensee at the Closing.

Legal Opinion

.  At the Closing, Gibson, Dunn & Crutcher LLP, as counsel to the Seller, shall deliver to the Buyer a duly executed legal opinion in the form previously agreed by the parties hereto (the “Opinion”).

Form W-9

.  At the Closing, the Seller shall deliver to the Buyer (a) a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal withholding tax and “backup” withholding tax.

Form W-8BEN

-E.  At the Closing, the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding tax with respect to any and all payments of in respect of the Royalty.

Data Room

.  Within [***] days of the Closing, the Seller shall deliver to the Buyer an electronic copy of all of the information and documents posted to the virtual data room established by the Seller as of the date hereof and made available to the Buyer via Donnelley Financial Solutions’ Venue Data Room (the “Data Room”) for archival purposes only.

Article 4
REPRESENTATIONS AND WARRANTIES

Seller’s Representations and Warranties

.  Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer that as of the date hereof:

Existence; Good Standing

.  The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.  The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Authorization

.  The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

Enforceability

.  The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

No Conflicts

.  The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Seller, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Seller, (iii) contravene or conflict with or constitute a default under the License Agreement or (iv) contravene or conflict with or constitute a material default under any other material contract or material agreement binding upon or applicable to the Seller.

Consents

.  Except for the Licensee Consent and the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

No Litigation

.  There is no action, suit, investigation or proceeding pending before any Governmental Entity or, to the Knowledge of the Seller, threatened to which the Seller is a party that, individually or in the aggregate would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

Compliance with Laws

.  The Seller is not in violation of, and to the Knowledge of the Seller, the Seller is not under investigation with respect to nor has the Seller been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to the Seller, which violation would reasonably be expected to have a Material Adverse Effect.

No Undisclosed Events or Circumstances

.  Except for the transactions contemplated hereby, no event or circumstance has occurred or exists with respect to the Seller, its Affiliates, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Seller but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would constitute a Material Adverse Effect. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Affiliate which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened, against or involving the Seller or any of its Affiliates, or any of their respective properties or assets that would be reasonably be expected to result in a Material Adverse Effect.

License Agreement

.  Attached hereto as Exhibits E-1, E-2, and E-3 are true, correct and complete copies of, respectively, the License Agreement, the

Pharmacovigilance Agreement, and the Distribution Agreement.  The Seller has delivered to the Buyer true, correct and complete copies of (A) all material communications between the Seller and Licensee since February 1, 2017 relating to the Royalty or to the Licensed Products in the European Territory, (B) all Royalty Reports provided to the Seller by Licensee as of the Closing Date pursuant to Section 7.2.4 of the License Agreement, and (C) all minutes from and meeting materials of the JSC (as such term is defined in the License Agreement) since February 1, 2017, related to the Royalty or the Licensed Products in the European Territory, and redacted to reflect solely such information.

(i)No Other Agreements.  Except as set forth on Schedule 4.1(i)(i)(A) of the Disclosure Schedule, the License Agreement, the Pharmacovigilance Agreement, and the Distribution Agreement are the only agreements, instruments, arrangements, waivers or understandings (collectively, “Contracts”) between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, that relate to the License Agreement, the Licensed IP, the Licensed Products (including the development or commercialization thereof), or the Royalty.  Except as set forth on Schedule 4.1(i)(i)(B) of the Disclosure Schedule, the  Seller has not proposed or received any proposal, to amend or waive any provision of (1) the License Agreement since July 4, 2019, or (2) any of the Pharmacovigilance Agreement or the Distribution Agreement in each case of clause (1) and (2) in any manner that (x) would result in a breach of this Agreement or (y) would otherwise reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect.  None of the executed Contracts and none of the draft Contracts in the form each exists as of the date hereof, and in each case as listed on Schedule 4.1(i)(i)(A) of the Disclosure Schedule, contain any provision, term or condition that would reasonably be expected to result in a Material Adverse Effect.  The draft Contract in the form it exists as of the date hereof and listed on Schedule 4.1(i)(i)(B)(x) of the Disclosure Schedule does not contain any provision, term or condition that would reasonably be expected to result in a Material Adverse Effect.

(ii)Licenses/Sublicenses.  Except as set forth on Schedule 4.1(i)(ii) of the Disclosure Schedule, to the Knowledge of the Seller, there are no licenses or sublicenses entered into by Licensee or any other Person (or any predecessor or Affiliate thereof) in respect of Licensee’s rights and obligations under the License Agreement (including any Licensed IP) related to the European Territory.  The Seller has not received any notice from Licensee pursuant to Section 2.7.1 or Section 13.1.1 of the License Agreement.

(iii)Validity and Enforceability of License Agreement.  The License Agreement is legal, valid, binding, enforceable, and in full force and effect. The License Agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms except for such terms modified as expressly set forth in the Licensee Consent and the Licensee Instruction Letter, immediately following the consummation of the transactions contemplated by this Agreement. No party to the License Agreement is in material, substantial and ongoing breach thereof, and no event has occurred that with notice or lapse of time would constitute such a breach, or permit termination, modification, or acceleration, under the License Agreement. No party to the License Agreement has repudiated any provision of the License Agreement and the Seller has not received any notice in connection with the License Agreement challenging the validity, enforceability or interpretation of any provision of such agreement, including the obligation to pay any portion of the Royalty without set-off of any kind.

(iv)Licensed Product.  Burosumab is a Drug Substance and is the active ingredient in the Licensed Products.  Licensee and its Affiliates are required to pay royalties under Section 7.2.1 of the License Agreement on all Net Sales by or on behalf of them and any of their (sub)licensees of any Licensed Products in the Field in the European Territory.  The Seller has the right to receive the Royalty on Net Sales of the Licensed Products in the Field in the European Territory for so long as Licensee, one of its Affiliates or any of its or their (sub)licensees is selling the Licensed Products in any country in the European Territory.

(v)No Liens or Assignments by the Seller.  The Seller has not, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any liens upon or security interests with respect to all or any portion of its right, title and interest in and to the Royalty, Seller’s interest in the Joint Invention Patents or the License Agreement.

(vi)No Waivers or Releases.  The Seller has not granted any material waiver under the License Agreement with respect to the Royalty or the European Territory and has not released Licensee, in whole or in part, from any of its material obligations with respect to the Royalty or the European Territory under the License Agreement.

(vii)No Termination.  The Seller has not (A) given Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement or (B) received any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate either the License Agreement.  To the Knowledge of the Seller, no event has occurred that would give rise to the expiration or termination of the License Agreement.

(viii)No Breaches or Defaults.  There is and has been no material breach or default under any provision of the License Agreement either by the Seller (or any predecessor thereof) or, to the Knowledge of the Seller, by Licensee (or any predecessor thereof), and there is no event that upon notice or the passage of time, or both, would reasonably be expected to give rise to any material breach or default either by the Seller or, to the Knowledge of the Seller, by Licensee.

(ix)Payments Made.  The Seller has received from Licensee (including from one or more Affiliates of Licensee in accordance with Section 13.6 of the License Agreement) the full amount of the payments due and payable under the License Agreement.

(x)No Assignments by Licensee.  The Seller has not consented to any assignment, delegation or other transfer by Licensee or any of its predecessors of any of their rights or obligations under the License Agreement with respect to the European Territory, and, to the Knowledge of the Seller, Licensee has not assigned or otherwise transferred or granted any liens upon or security interest with respect to any of its rights or obligations under the License Agreement with respect to the European Territory or, to the Knowledge of the Seller, any portion of its right, title and interest in and to the Licensed KHK IP with respect to the European Territory, in each case, to any Person.

(xi)No Indemnification Claims.  The Seller has not notified Licensee or any other Person of any claims for indemnification under the License Agreement nor has the Seller received any claims for indemnification under the License Agreement pursuant to Article 14 thereof.

(xii)No Royalty Reductions.  To the Knowledge of the Seller, the amount of the Royalty, due and payable under Section 7.2.1 of the License Agreement, as of the date hereof, is not subject to any claim by Licensee alleging a right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise against such Royalty, including in respect of any royalties payable by the Seller to Licensee pursuant to Section 7.2.3 of the License Agreement (each, a “Royalty Reduction”).  To the Knowledge of the Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit Licensee to claim, or have the right to claim, a Royalty Reduction.

(xiii)No Notice of Infringement.  The Seller has not received any written notice from, or given any written notice to, Licensee pursuant to Sections 10.5.1 or 10.6.3 of the License Agreement.

(xiv)Audits.  The Seller has not initiated, pursuant to Section 9.2 of the License Agreement any inspection or audit of books of accounts or other records pertaining to Net Sales, the calculation of royalties or other amounts payable to the Seller under the License Agreement.

(xv)In-Licenses.  To the Knowledge of the Seller, and with respect to each agreement constituting an In-License, (A) such agreement is valid and in full force and effect, and binding and enforceable on Licensee and its counterparty, (B) Licensee has not given the counterparty to any such agreement any notice of termination or any notice expressing an intention to terminate such agreement, and Licensee has not received the same from such counterparty, (C) there is no and has been no material breach under any provision of such agreement by Licensee or its counterparty, and (D) Licensee has not proposed, or received any proposal, to amend or waive any provision of such agreement in a manner that would reasonably be expected to result in a Material Adverse Effect.

Title to Royalty

.  The Seller has good and marketable title to the Royalty free and clear of all Liens (other than Permitted Liens).  Upon payment of the Purchase Price by the Buyer, the Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to the Royalty, free and clear of all Liens (other than Permitted Liens and Liens created by the Buyer).

Intellectual Property

.

(i)Schedule 4.1(k)(i) of the Disclosure Schedule lists all Joint Invention Patents and KHK Patent Rights (collectively, the “Licensed Patents”).  To the Knowledge of the Seller, Licensee is the sole owner of, or is in possession of a valid license to, all of the KHK Patent Rights.  The Seller and Licensee collectively are the sole owners of, and collectively have the sole interest in, the Joint Invention Patents, and the Seller is the sole owner of, and has sole interest in, its undivided half interest in each of the Joint Invention Patents.  Schedule 4.1(l)(i) of the Disclosure Schedule specifies as to each of the Licensed Patents, as applicable, the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates.  Neither Seller nor any of its Affiliates owns any Patent Rights that are UGNX Invention Patents, and, to the Knowledge of the Seller, neither KHK nor any of its Affiliates owns any Patent Rights that are KHK Invention Patents.

(ii)Except as set forth in Schedule 4.1(k)(ii) of the Disclosure Schedule, there are no pending or, to the Knowledge of the Seller, threatened litigations, interferences, reexamination, oppositions or like procedures involving any Joint Invention Patent.  To the Knowledge of the Seller, there are no pending or threatened litigations, interferences, reexamination, oppositions or the like procedures involving any KHK Patent Right.

(iii)All of the issued Joint Invention Patents are in full force and effect and have not lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, are valid and enforceable.  The Seller has not received any written notice relating to the lapse, expiration or other termination of any of the Joint Invention Patents, or any written legal opinion that alleges that any of the issued Joint Invention Patents is invalid or unenforceable.  To the Knowledge of the Seller, all of the issued KHK Patent Rights are in full force and effect and have not lapsed, expired or otherwise terminated, and are valid and enforceable.

(iv)To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the Joint Invention Patents who is not a named inventor thereof.

(v)The Seller has not, and, to the Knowledge of the Seller, Licensee has not, received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of the Seller or Licensee, as applicable, in and to, or the patentability, validity or enforceability of, any Licensed Patent, or asserting that the development, manufacture, importation, sale, offer for sale or use of any Licensed Product infringes any patent or other intellectual property rights of such Person.

(vi)To the Knowledge of the Seller, the discovery and development of the Licensed Products did not and does not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any third party.  Neither the Seller nor, to the Knowledge of the Seller, Licensee, has, except pursuant to the In-Licenses, and except for two patent families added to the KHK Patent Rights in Amendment No. 3, in-licensed any patents or other intellectual property rights covering the manufacture, use, sale, offer for sale or import of the Licensed Products.

(vii)To the Knowledge of the Seller, the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Products has not and will not, infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any other Person.

(viii)To the Knowledge of the Seller, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Licensed Patents.

(ix)All required maintenance fees, annuities and like payments with respect to the Licensed Patents for which the Seller controls the prosecution and maintenance in accordance with Section 10.1.1 or 10.2.1 of the License Agreement, and to the Knowledge of the Seller, with respect to all other Licensed Patents, have been paid timely.

UCC Representation and Warranties

.  The Seller’s exact legal name is, and for the immediately preceding ten years has been, “Ultragenyx Pharmaceutical Inc.”.  Seller is, and for the prior eight years has been, incorporated in Delaware.

Brokers’ Fees

.  Other than Perella Weinberg Partners LP and J. Wood Capital Advisors, LLC, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

The Buyer’s Representations and Warranties

.  The Buyer represents and warrants to the Seller that as of the date hereof:

(a)Existence; Good Standing.  The Buyer is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)Authorization.  The Buyer has the requisite trust right, power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c)Enforceability.  This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)No Conflicts.  The execution, delivery and performance by the Buyer of this Agreement do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.

(e)Consents.  No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, other than the filing of financing statement(s) in accordance with Section 2.3, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f)No Litigation.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

(g)Financing.  The Buyer has sufficient cash on hand to pay the entire Purchase Price.  The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h)Brokers’ Fees.  There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

No Implied Representations and Warranties

.  EXCEPT AS EXPRESSLY SET FORTH IN Section 4.1, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR

WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER acknowledges that, except as specifically provided in this Article 4 and the Disclosure Schedules, Seller has assumed no responsibilities of any kind with respect to any act or omission of Licensee with respect to the design, development, manufacture, use, sale, distribution, marketing or other activities of Licensee with respect to ANY OF THE the Licensed Products.

Article 5
CONDITIONS TO CLOSING

Conditions to the Buyer’s Obligations

.  The obligations of the Buyer to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent.

(a)The Seller shall have performed and complied in all material respects with all, and shall not be in material breach of any, agreements, covenants, obligations and conditions required to be performed and complied by it under this Agreement at or prior to the Closing Date.

(b)The representations and warranties of the Seller contained in Article 3 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect,” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable.

(c)After the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Material Adverse Effect.

(d)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(e)There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s receipt of the Royalty.

(f)The Seller shall have delivered to the Buyer the duly executed Bill of Sale.

(g)The Seller shall have delivered to the Buyer the duly executed Licensee Consent.

(h)The Seller shall have delivered to the Licensee and the Buyer the duly executed Licensee Instruction Letter for the Buyer to deliver to Licensee following the Closing.

(i)The Seller shall have delivered to the Buyer the duly executed Opinion.

(j)The Seller shall have delivered to the Buyer the duly executed Seller Closing Certificate.

Conditions to the Seller’s Obligations

.  The obligations of the Seller to consummate the transactions contemplated hereunder on the Closing Date are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)The Buyer shall have performed and complied in all material respects with all, and shall not be in material breach of any, agreements, covenants, obligations and conditions required to be performed and complied by it under this Agreement at or prior to the Closing Date.

(b)The representations and warranties of the Buyer contained in Section 4.2 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” such representation or warranty (as so written, including the term “material”) shall be true and correct in all respects as of the Closing Date or such other date, as applicable.

(c)There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement.

(d)There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Buyer’s receipt of the Royalty.

(e)The Buyer shall have delivered to the Seller the duly executed Buyer Closing Certificate.

(f)The Buyer shall have delivered to the Seller the duly executed Buyer Incumbency Certificate.

Article 6
COVENANTS

Disclosures

.  Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance).

Payments Received In Error; Interest

.

(a)Commencing on the Closing Date and until the Royalty Termination Date, if any payment of any portion of the Royalty is made to the Seller, the Seller shall pay such amount to the Buyer, promptly (and in any event within [***] Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Buyer. The Seller shall notify the Buyer of such wire transfer and provide reasonable details regarding the Royalty payment so received by the Seller.  The Seller agrees that, in the event any payment of the Royalty is paid to the Seller, the Seller shall (i) until paid to the Buyer, hold such payment received in trust for the benefit of the Buyer and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.

(b)Commencing on the Closing Date and at all times thereafter if any payment due under the License Agreement that does not constitute the Royalty is made to the Buyer, the Buyer shall pay such amount to the Seller, promptly (and in any event within [***] Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Seller. The Buyer shall notify the Seller of such wire transfer and provide reasonable details regarding the erroneous payment so received by the Buyer.  The Buyer agrees that, in the event any payment due under the License Agreement that does not constitute the Royalty is paid to the Buyer, the Buyer shall (i) until paid to the Seller, hold such payment received in trust for the benefit of the Seller and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.

(c)A late fee of [***] shall accrue on all unpaid amounts on an annualized basis with respect to any sum payable under Section 6.2(a) beginning [***] Business Days, or under Section 6.2(b) beginning [***] Business Days, after receipt of such payment received in error.

Royalty Reduction

.  If Licensee exercises any Royalty Reduction against any payment of the Royalty, such Royalty Reduction shall not reduce any payment of the

Royalty otherwise payable to the Buyer, and if such Royalty Reduction reduces any payment of the Royalty to less than the full amount of the Royalty, then Seller shall promptly (and in any event within [***] Business Days following the payment of the Royalty affected by such Royalty Reduction) make a true-up payment to the Buyer such that the Buyer receives the full amount of such Royalty payments that would have been payable to the Buyer had such Royalty Reduction not occurred.

Royalty Reports; Notices and Other Information from the Licensee

.  Promptly (and in any event within [***] Business Days) following the receipt by the Seller of any Royalty Report or other material notices or correspondence relating to the Royalty or the Licensed Product in the European Territory that has been provided to the Seller under, or in respect of, the License Agreement, the Seller shall furnish a true, correct and complete copy of the same to the Buyer.

Notices and Other Information to the Licensee

. The Seller shall not send (or refrain from sending), without the prior written consent of the Buyer, any material written notice or correspondence to Licensee that (a) relates to the Royalty or the European Territory or (b) would, or relates to a matter that would, reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect.

Inspections and Audits of Licensee

.  At the written request of the Buyer upon not less than [***] days’ prior written notice, the Seller shall, to the extent permitted under Section 9.2.1 of the License Agreement, provide written notice to Licensee to cause an inspection or audit during normal business hours not more than [***] each calendar year, and under a customary non-disclosure agreement, by an independent public accounting firm to be made for the purpose of determining the correctness of Royalty payments made under the License Agreement.  With respect to any inspection or audit requested by the Buyer with respect to the Royalty, the Seller shall, for purposes of Section 9.2.1 of the License Agreement, select such independent public accounting firm as the Buyer shall recommend for such purpose (as long as such independent certified public accountant is reasonably acceptable to Licensee as required by Section 9.2.1 of the License Agreement).  The Buyer shall pay the Seller the expenses of any inspection or audit requested by the Buyer (including the fees and expenses of such independent public accounting firm designated for such purpose) that would otherwise be borne by the Seller pursuant to the License Agreement (if and as such expenses are actually incurred by the Seller). The Seller shall deliver to the Buyer a copy of the results of any audit conducted pursuant to Section 9.2.1 of the License Agreement within [***] Business Days following the Seller’s receipt thereof, with information redacted that the Seller reasonably determines is not relevant for determining the correctness of Royalty payments made under the License Agreement.

Amendment or Assignment of License Agreement

.  The Seller shall not, except as Mutually Agreed, assign, amend, modify, supplement or restate (or consent to any assignment, amendment, modification, supplement or restatement of) any provision of the License Agreement.  Subject to the foregoing, promptly, and in any event within [***] Business Days, following receipt by the Seller of any final assignment, amendment, modification, supplement or restatement of the License Agreement, the Seller shall furnish a copy of the same to the Buyer.

Maintenance of License Agreement

.  The Seller shall comply in all material respects with its obligations under the License Agreement and shall not take any action or forego any action that would reasonably be expected to constitute a material breach or default thereof.  Promptly, and in any event within [***] Business Days, after receipt of any (written or oral) notice from Licensee of an alleged breach or default under the License Agreement relating to the Royalty or to the Licensed Products in the European Territory or of other material breach by the Seller under the License Agreement, the Seller shall give notice thereof to the Buyer, including delivering the Buyer a copy of any such written notice.  After consultation with the Buyer and as Mutually Agreed, the Seller shall use its reasonable best efforts to cure any such breach or default by it under the License Agreement and shall give written notice to the Buyer upon curing any such breach or default.  In connection with any dispute regarding an alleged breach that is solely related to the Royalty or could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, the Seller shall employ such counsel, reasonably acceptable to the Seller, as the Buyer may select. The Buyer shall pay the costs and expenses of such counsel in connection with any dispute regarding any such breach by the Licensee, and the Seller shall pay the costs and expenses of such counsel in connection with any dispute regarding any such breach by Seller. The Seller shall not, except as Mutually Agreed, (a) forgive, release or compromise any amount owed to or becoming owed to the Seller under the License Agreement in respect of the Royalty or (b) waive any obligation of, or grant any consent to, the Licensee under, in respect of or related to the Royalty. The Seller shall not exercise or enforce its applicable rights under the License Agreement in any manner that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect.

Enforcement of License Agreement

.

(a)Notice of Breaches by Licensee.  Promptly (and in any event within [***] Business Days) after the Seller becomes aware of, or comes to believe in good faith that there has been a material breach of the License Agreement by Licensee, the Seller shall provide notice of such breach to the Buyer.  In addition, the Seller shall provide to the Buyer a copy of any written notice of such breach or alleged breach of the License Agreement delivered by the Seller to Licensee as soon as practicable and in any event not less than [***] Business Days following such delivery.

(b)Enforcement of License Agreement.  In the case of any material breach by Licensee referred to in Section 6.9(a), the Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of Licensee’s obligations under the License Agreement.  Following such consultation, the Seller shall, (i) as Mutually Agreed, exercise such rights and remedies relating to any such breach as shall be available to Seller, whether under the License Agreement or by operation of law and, (ii) if such breach is solely related to the Royalty or could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, employ such counsel reasonably acceptable to the Seller as the Buyer shall recommend for such purpose.

(c)

Allocation of Proceeds and Costs of Enforcement.  Each of the Buyer and the Seller shall bear its own fees and expenses incurred in enforcing Licensee’s obligations under the License Agreement pursuant to this Section 6.9, provided that the Buyer shall pay the costs and expenses of any counsel employed by the Seller pursuant to Section 6.9(b)(ii). The Proceeds resulting from any enforcement of Licensee’s obligations under the License Agreement undertaken at the Buyer’s request pursuant to this Section 6.9 shall be applied first to reimburse the Seller and the Buyer for any expenses incurred by them in connection with such enforcement (including notwithstanding the occurrence of the Royalty Termination Date), with the remainder of the Proceeds distributed to (i) the Buyer if the breach by Licensee is solely related to the Royalty or (ii) the Seller for all other breaches by Licensee.  The Seller hereby assigns and, if not presently assignable, agrees to assign to the Buyer the amount of Proceeds due to the Buyer in accordance with this Section 6.9.

Termination of License Agreement

.  The Seller shall not, without the prior written consent of the Buyer, (i) exercise any right to terminate the License Agreement, in whole or in part (but only if termination of such part could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect), (ii) agree with Licensee to terminate the License Agreement, in whole or in part (but only if termination of such part could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect), or (iii) take, or permit any Affiliate or sublicensee to take, any action that would reasonably be expected to give Licensee the right to terminate the License Agreement, in whole or in part (but only if termination of such part could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect).  The Seller shall not take any action, fail to take an action or permit an action to be taken, that would give Licensee the right to terminate the License Agreement under Section 15.2.1 or 15.2.2 thereof or Section 4 of Amendment No. 3.

Preservation of Rights

.  The Seller shall not, except as Mutually Agreed, hereafter sell, transfer, hypothecate, assign or in any manner convey or mortgage, pledge or grant a security interest or other encumbrance of any kind in any of its interest in any portion of the License Agreement or any of its interest in the Joint Invention Patents that could reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect. The Seller shall not hereafter subject to a Lien (other than a Permitted Lien), sell, transfer, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any portion of the Royalty.

Enforcement; Defense; Prosecution and Maintenance

.

(a)The Buyer and Seller shall promptly inform each other of any suspected infringement by a third party they become aware of in the European Territory with respect to any of the Licensed Patents or any other patent right claiming the composition of matter of, or the method of making or using, any Licensed Product in the European Territory.  The Seller shall (i) provide to the Buyer a copy of any written notice of any suspected infringement in the European Territory of any of the Licensed Patents and all pleadings filed in such action and (ii) notify the Buyer of any material developments in any claim, suit or proceeding resulting from such infringement that are delivered by Licensee to the Seller under Section 10.5.1 of the License Agreement or otherwise as soon as practicable and in any event not less than [***] Business Days following such delivery.

(b)If the Seller has the right to join an enforcement action in the European Territory as set forth in Section 10.5.1 of the License Agreement, the Seller shall, if requested in writing by the Buyer, promptly, and in any event within [***] Business Days after receipt of such request, exercise such right as instructed by the Buyer and, if requested by the Buyer, the Seller shall employ such counsel reasonably acceptable to the Seller as the Buyer shall recommend for such purpose, provided that the Buyer shall pay the costs and expenses of any such counsel.  The Seller shall not join any infringement action in the European Territory under Section 10.5.1 of the License Agreement without the Buyer’s prior consent.

(c)Promptly (and in any event within [***] Business Days) following the Seller receiving written notice from the Licensee pursuant to Section 10.1.1 of the License Agreement or, if applicable where Licensee was appointed the lead-party, Section 10.2.1 of the License Agreement, of the Licensee’s intention to allow any of the KHK Patent Rights in the European Territory or the Joint Invention Patents in the European Territory to lapse or become abandoned or to not file patent applications for any of the KHK Patent Rights in the European Territory or Joint Invention Patents in the European Territory (such Patent Rights, the “Applicable Patents”), the Seller shall inform the Buyer of such notice and, as Mutually Agreed, the Seller shall exercise its rights under Section 10.1.1 of the License Agreement or, if applicable where Licensee was appointed the lead-party, Section 10.2.1 of the License Agreement, to assume the prosecution and maintenance of any such Applicable Patents, provided that  Buyer shall pay all costs and expenses of such prosecution and maintenance (including costs and expenses of counsel).

(d)The Seller shall act as Mutually Agreed to (i) take any and all actions, and  prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently prosecute, preserve and maintain any Licensed Patents in the European Territory for which it controls the prosecution and maintenance, including in accordance with Section 10.1.1 of the License Agreement and, if applicable Section 10.2.1 (where the Seller was appointed the lead-party or the Seller assumed such role from Licensee as permitted pursuant to Section 6.12(c) above) of the License Agreement, including payment of maintenance fees or annuities on any such Licensed Patents, which, as between the parties, shall be at the sole expense of the Buyer, (ii) prosecute any corrections, substitutions, reissues, reviews and reexaminations of any Licensed Patents in the European Territory, for which it controls the prosecution and maintenance, including in accordance with Section 10.1.1 of the License Agreement and, if applicable Section 10.2.1 (where the Seller was appointed the lead-party or the Seller assumed such role from Licensee as permitted pursuant to Section 6.12(c) above) of the License Agreement, and any other forms of patent term restoration in any applicable jurisdiction in the European Territory, (iii) diligently enforce and defend any Licensed Patents for which it controls the defense and enforcement in the European Territory, including by bringing any legal action for infringement or defending any counterclaim of invalidity or unenforceability or action of a third party for declaratory judgment of non-infringement or non-interference),and (iii) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against third party infringers), of any Licensed Patents in the European Territory for which it controls the prosecution and maintenance, including in accordance with Section 10.1.1 of the License Agreement and, if applicable Section 10.2.1 (where the Seller was appointed the lead-party or the Seller assumed such role from Licensee as permitted pursuant to Section 6.12(c) above) of the License Agreement.  For purposes of compliance with this Section 6.12(d), the Seller shall employ such counsel, reasonable acceptable to the Seller, as the Buyer shall recommend for such purpose, provided that  Buyer shall pay all costs and expenses of any actions taken under this this Section 6.12(d) (including costs and expenses of counsel).

Efforts to Consummate Transactions

.  Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement.  Each of the Buyer and the Seller agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Further Assurances

.  After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.

Tax Matters

.

(a)Notwithstanding anything to the contrary in the Transaction Documents, Seller and Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale of the Royalty for United States federal, state, local and non-U.S. Tax purposes. Accordingly, any and all Royalty payments made pursuant to the License Agreement after the Closing Date shall be treated as made to Buyer for United States federal, state, local and non-U.S. Tax purposes. The Parties shall cooperate to effect the foregoing treatment for United States federal, state, local and non-U.S. Tax purposes in the event that, notwithstanding the Licensee Consent or Licensee Instruction, a Licensee, any Sublicensee or any other Person makes any future remittance of Royalty payments to Seller which Seller must remit to Buyer pursuant to Section 6.2(a) of this Agreement.

(b)To the extent any amount of the Royalty is withheld at source from a payment made pursuant to the License Agreement, as applicable, such withheld amount shall for all purposes of this Agreement be treated as paid to Buyer. Any amounts withheld pursuant to this Section 6.15(b) attributable to Buyer shall be credited for the account of Buyer. If there is an inquiry by any Governmental Entity of Buyer related to this Section 6.15(b), Seller shall cooperate with Buyer in responding to such inquiry in a reasonable manner consistent with this Section 6.15. Seller shall have no obligation to gross-up or otherwise pay Buyer any amounts with respect to source withholding. All amounts withheld as described herein shall for all purposes of this Agreement be deemed to have been received by Buyer.

(c)The Parties hereto agree not to take any position that is inconsistent with the provisions of this Section 6.15 on any Tax return or in any audit or other administrative or judicial proceeding unless (i) the other party hereto has consented to such actions or (ii) the party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of

Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 6.15. If there is an inquiry by any Governmental Entity of Seller or Purchaser related to this Section 6.15, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 6.15.

Article 7
CONFIDENTIALITY

Confidentiality

.  Except as provided in this ARTICLE 7 or otherwise agreed in writing by the parties, the parties hereto agree that each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or

(e)is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

Authorized Disclosure

.

(a)Either party may disclose Confidential Information with the prior written consent of the Disclosing Party or to the extent such disclosure is reasonably necessary in the following situations:

(i)prosecuting or defending litigation;

(ii)complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii)complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv)for regulatory, tax or customs purposes;

(v)for audit purposes, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(vi)disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(vii)regarding the terms and conditions of the License Agreement or this Agreement, to the Receiving Party’s legal and financial advisors, and to any actual or prospective acquirers, investors, collaborators and lenders (as well as and to their respective legal and financial advisors who are obligated to keep such information confidential provided that the Receiving Party will be responsible for any disclosure of Confidential Information by any such Person inconsistent with the confidentiality obligations owed by the Receiving Party hereunder.

(b)Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Sections 7.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information.  In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of Seller provided hereunder.

Article 8
INDEMNIFICATION

General Indemnity

.  Subject to Section 8.3, from and after the Closing:

(a)the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement and the Seller Closing Certificate and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Buyer Indemnified Party (i) that results from the gross negligence, willful misconduct, or fraud of any Buyer Indemnified Party or (ii) to the extent resulting from acts or omissions of Seller or any of its Affiliates based upon written instructions from any Buyer Indemnified Party (unless Seller is otherwise liable for such Losses pursuant to the terms of this Agreement); and

(b)the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement and the Buyer Closing Certificate or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (i) that results from the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party or (ii) to the extent resulting from acts or omissions of Buyer or any of its Affiliates based upon written instructions from any Seller Indemnified Party (unless Buyer is otherwise liable for such Losses pursuant to the terms of this Agreement).

Notice of Claims

.  If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 8, the Indemnified Party shall so notify the other party from whom indemnification is sought under this Article 8 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred.  If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Article 8, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding.  A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 8.2 shall not limit the obligation of the Indemnifying Party under this Article 8, except to the extent such Indemnifying Party is actually prejudiced thereby.

Limitations on Liability

.  No party hereto shall be liable for any consequential (including lost profits), punitive, special, indirect or incidental damages under this Article 8 (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this Article 8) in or pursuant to this Agreement. Notwithstanding the foregoing, the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article 8, for Losses that include any portion of the Royalty that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Royalty shall not be deemed consequential, punitive, special, indirect, incidental damages or lost profits for any purpose of this Agreement. Other than with respect to any fraud, willful misconduct, or intentional misrepresentation, (a) in no event shall an Indemnifying Party’s aggregate liability for Losses under Section 8.1(a) or Section 8.1(b) exceed the Purchase Price less the Royalty payments actually received by Buyer following the fourth anniversary of the date hereof, and (b) no Indemnifying Party shall have any liability for Losses under Section 8.1(a) or Section 8.1(b) unless and until the aggregate amount of all Losses incurred by the Indemnified Party equals or exceeds $[***], in which event such Indemnifying Party shall be liable for all Losses including such amount.

Third Party Claims

.  Upon providing notice to an Indemnifying Party by an Indemnified Party pursuant to Section 8.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a third party with respect to which such Indemnified Party intends to claim any Loss under this Article 8, such Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation.  So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 8.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the other unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party.  In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) the Indemnified Party may defend against, and consent to the entry of any reasonable Judgment or enter into any reasonable settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) subject to the limitations set forth in Section 8.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 8.

Exclusive Remedy

.  Except as set forth in Section 10.10, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 8 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach.  Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this Article 8.

Article 9
TERMINATION

Grounds for Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written agreement of the Buyer and the Seller; or

(b)by the Buyer upon notice in writing to the Seller at any time after December 31, 2019, if by such date the Closing shall not have been consummated for any reason other than a material breach by the Buyer of any of its representations, warranties, covenants, agreements or obligations under this Agreement.

Automatic Termination

.  Unless earlier terminated as provided in Section 9.1, this Agreement shall continue in full force and effect until the Royalty Termination Date, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Survival

.  Notwithstanding anything to the contrary in this Article 9, the following provisions shall survive termination of this Agreement:  Section 6.1 (Disclosures), Section 6.2(b) (Payments Received in Error; Interest), Article 7 (Confidentiality), Article 8 (Indemnification), Section 9.3 (Survival) and Article 10 (Miscellaneous).  Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

Article 10
MISCELLANEOUS

Notices

.  All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.1:

If to the Seller, to it at:

Ultragenyx Pharmaceutical

60 Leveroni Court

Novato, CA 94949

Attention:  Karah Parschauer

Email:  kparschauer@ultragenyx.com

With a copy to:

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, CA 94105

Attention: Ryan Murr

Email:  rmurr@gibsondunn.com

If to the Buyer, to it at:

RP Management, LLC

110 E. 59th Street, Suite 3300

New York, New York 0022

Attention: George Lloyd

Email: glloyd@royaltypharma.com

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Arthur R. McGivern & Karen A. Spindler

Email: amcgivern@goodwinlaw.com; kspindler@goodwinlaw.com

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, (iii) when sent, if sent by facsimile, with an acknowledgement of sending being produced by the sending facsimile machine or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Expenses

.  Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Assignment

.  The Seller shall not sell, assign or otherwise transfer (a) all or any portion of its interest in the Joint Invention Patents, (b) all or any portion of its interest in the License Agreement that relates to the Royalty or to the European Territory, (c) all or any portion of its interest in this Agreement or (d) all or any portion of its interest in the License Agreement that does not relate to the Royalty or to the European Territory (but only, in the case of clause (d), if the sale, assignment or transfer of such portion would reasonably be expected (with or without the giving of notice or the passage of time, or both) to have a Material Adverse Effect) to any third party or to the Licensee by operation of law, merger, change of control, or otherwise, unless in connection therewith (a) such Person acquires all of the Seller’s interest in all of the Joint Invention Patents, the License Agreement and this Agreement and (b) prior to closing any such transaction, the Seller causes such Person to deliver a writing to the Buyer in which (i) if such Person is not the Licensee, such Person assumes all of the obligations of the Seller to the Buyer under this Agreement, and (ii) if such Person is the Licensee, the Licensee assumes all of the obligations of the Seller to the Buyer hereunder and agrees to pay the Royalty directly to the Buyer notwithstanding any subsequent termination of the License Agreement by the Licensee. Subject to the first sentence of this Section 10.3, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns.  The Buyer may assign this Agreement, provided that the Buyer promptly thereafter notifies the Seller and any such assignee promptly thereafter agrees in writing to be bound by the obligations of the Buyer contained in this Agreement, and in any event such assignment shall be of the Agreement in its entirety.  Any purported assignment in violation of this Section 10.3 shall be null and void.

Amendment and Waiver

.

(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto.  Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.

(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Entire Agreement

.  This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.

No Third Party Beneficiaries

.  This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

Governing Law

.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

JURISDICTION; VENUE

.

(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS.  THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE

SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 10.1 HEREOF.

(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Severability

.  If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Specific Performance

.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, notwithstanding Section 8.5, each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.  Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Trustee Capacity of Wilmington Trust Company

.  Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under the trust deed of the Buyer, (ii) each of the representations, undertakings and agreements herein made on the part of the Buyer is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only the Buyer and (iii) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Buyer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Buyer under this Agreement or any related documents.

Counterparts

.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

ULTRAGENYX PHARMACEUTICAL INC.

By:	/s/ Shalini Sharp
Name: Shalini Sharp
Title: Chief Financial Officer and Executive Vice President

RPI FINANCE TRUST

By:	Wilmington Trust Company, not in its individual capacity but solely in its capacity as owner trustee

By:	/s/ Erwin M. Soriano
Name: Erwin M. Soriano
Title: Vice President